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                                                                     EXHIBIT 5.2




                                 August 22, 1997



Flextronics International Ltd.
415 Chai Chee Lane #04-13
Bedok Industrial Estate
Singapore 469029


    Re: Registration Statement on Form S-3 of Flextronics International Ltd.
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Dear Sirs:

We have acted as Singapore counsel for Flextronics International Ltd. ("the Company"), a Singapore corporation, in connection with (i) the authorization, issuance and sale of up to 223,321 ordinary shares of S$0.01 each in the capital of the Company ("Ordinary Shares"), pursuant to the acquisition by Statutory merger of Fine Line Printed Circuit Design, Inc. ("Fine Line") through the merger of Fine Line with and into a wholly-owned subsidiary of the Company, Flextronics International USA, Inc., as described in the above-referenced Registration Statement ("the Registration Statement"), and (ii) the preparation of the Registration Statement under the Securities Act of 1933, as amended.

In this connection, we are familiar with the corporate proceedings taken by the Company in connection with the issuance and sale of the Ordinary Shares. We have also reviewed the Registration Statement, as we have made such other examinations of law and fact as we considered necessary in order to form a basis for the opinion hereafter expressed.

Based on the foregoing, we are of the opinion that the Ordinary Shares have been duly authorized, are legally issued and fully-paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.



Yours faithfully,


Allen & Gledhill